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As filed with the Securities and Exchange Commission on May 13, 2010

Registration No. 333-152700

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 3
to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TREE.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or Organization)	6163 (Primary Standard Industrial Classification Code Number)	26-2414818 (I.R.S. Employer Identification Number)

11115 Rushmore Drive
Charlotte, North Carolina 28277
(704) 541-5351
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Debra Ashley
Assistant Corporate Secretary
Tree.com, Inc.
11115 Rushmore Drive
Charlotte, North Carolina 28277
(704) 541-5351
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Please send copies of all communications to:

Richard W. Viola
McGuireWoods LLP
201 North Tryon Street
Charlotte, North Carolina 28202

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated file, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         This Post-Effective Amendment No. 3 to Form S-1 covers shares of the Registrant's Common Stock originally registered on the Registration Statement on Form S-1 to which this is an amendment. The registration fees in respect of such shares of Common Stock were paid at the time of the original filing of the Registration Statement on Form S-1 relating to such Common Stock.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

        On August 20, 2008, IAC/InterActiveCorp, a Delaware corporation ("IAC"), distributed to its stockholders (the "Spin-Off") all of the outstanding shares of common stock, par value $0.01 per share, of Tree.com, Inc., a Delaware corporation. The Registration Statement on Form S-1 (Registration No. 333-152700), as previously amended and supplemented (the "Registration Statement") and declared effective by the Securities and Exchange Commission on August 8, 2008, covered 16,654,428 shares of common stock. The amount of the Registrant's common stock registered represented the sum of (i) 9,302,842 shares of common stock distributed to the holders of IAC common stock and IAC Class B common stock upon consummation of the Spin-Off, (ii) up to 5,051,586 shares of common stock to be issued in respect of certain restricted stock units, or stock options, in each case, previously issued pursuant to IAC's equity incentive plans and that were converted, in whole or in part, in connection with the Spin-Off into stock options and restricted stock units ("Adjusted Awards") issued under the Tree.com, Inc. 2008 Stock and Annual Incentive Plan, (iii) up to 2,200,000 shares of common stock issuable in respect of stock options, restricted stock units and other equity-based awards to be granted from time to time following the Spin-Off pursuant to the 2008 Stock and Annual Incentive Plan ("New Awards") and (iv) up to 100,000 shares of common stock issuable pursuant to the Tree.com, Inc. Deferred Compensation Plan for Non-Employee Directors (the "Director Plan"). The Registrant previously filed a Post-Effective Amendment No. 1 to this Registration Statement that was declared effective by the SEC on September 9, 2008.

        Following the Spin-Off, it was determined that (i) the number of shares registered to cover shares of common stock distributed to IAC stockholders in the Spin-Off slightly exceeded the actual number of shares distributed to IAC stockholders in the Spin-Off and (ii) the number of shares registered in respect of Adjusted Awards significantly exceeded the actual number of shares issuable under such awards. At the Registrant's 2009 Annual Stockholder Meeting held on April 28, 2009, the stockholders approved the Second Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan (the "Stock and Annual Incentive Plan") as a result of which the maximum number of shares that may be issued pursuant to New Awards under the Stock and Annual Incentive Plan was increased by 550,000 to 2,750,000. The Registration Statement covers securities to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, and the Registrant has undertaken to file post-effective amendments to the Registration Statement for certain items.

        The Registrant previously filed a Post-Effective Amendment No. 2 to the Registration Statement that was declared effective by the SEC on May 18, 2009 to (i) reallocate 550,000 of the shares of common stock registered by the Registration Statement issuable pursuant to Adjusted Awards under the Stock and Annual Incentive Plan to New Awards issuable under the Stock and Annual Incentive Plan, (ii) deregister shares registered to cover shares of common stock distributed to IAC stockholders in the Spin-Off that exceeded the actual number of shares so distributed and (iii) deregister shares registered in respect of Adjusted Awards that exceeded the actual number of shares issuable under such awards. As a result, the total number of shares covered by the Registration Statement is 12,945,516 allocated as follows:

  •
  9,266,852 shares distributed to the holders of IAC common stock and IAC Class B common stock upon consummation of the Spin-Off;

  •
  up to 3,678,664 shares issuable pursuant to the Stock and Annual Incentive Plan and the Director Plan of which:

  •
  up to 3,578,664 shares have been issued or are issuable under the Stock and Annual Incentive Plan; and

  •
  up to 100,000 shares are issuable pursuant to the Director Plan.

        This Post-Effective Amendment No. 3 to the Registration Statement incorporates by reference:

  •
  the Registrant's Annual Report on Form 10-K (as amended) for the year ended December 31, 2009, as filed with the Securities and Exchange Commission on March 8, 2010;

  •
  the Registrant's definitive proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on March 19, 2010;

  •
  the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, as filed with the Securities and Exchange Commission on May 12, 2010; and

  •
  the Registrant's Current Reports on Form 8-K as filed with the Securities and Exchange Commission on January 11, 2010, January 15, 2010, February 5, 2010, February 19, 2010 and April 30, 2010 (other than the portions of those documents furnished but deemed not to have been filed).

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 13, 2010

PROSPECTUS

TREE.COM, INC.

3,678,664 Shares of Common Stock, Par Value $0.01 Per Share

        This prospectus relates to shares of common stock, par value $.01 per share, of Tree.com, Inc. issuable pursuant to the Second Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan (the "Stock and Annual Incentive Plan") and the Tree.com, Inc. Deferred Compensation Plan for Non-Employee Directors (the "Director Plan"). The 9,266,852 shares distributed to the holders of IAC/InterActiveCorp ("IAC") common stock and IAC Class B common stock upon consummation of our spin-off from IAC on August 20, 2008 and registered by the registration statement of which this prospectus is a part were covered by the prospectus filed by us with the Securities and Exchange Commission and dated August 20, 2008.

        Of the 3,678,664 shares covered hereby,

  •
  up to 3,578,664 shares have been issued or are issuable in respect of (i) certain restricted stock units and stock options previously issued pursuant to IAC/InterActiveCorp's ("IAC") incentive equity plans that were converted into stock options and restricted stock units issuable under the Stock and Annual Incentive Plan in connection with the spin-off (the "adjusted awards") and (ii) restricted stock units, restricted stock, stock options and other awards awarded under the Stock and Annual Incentive Plan after the spin-off (the "new awards"), and

  •
  up to 100,000 shares of our common stock are issuable pursuant to the Director Plan.

        Our common stock is listed on the NASDAQ Global Market under the symbol "TREE." On [    •    ], 2010, the last reported sale price of our common stock on the NASDAQ Global Market was $[    •    ] per share.

        See "Risk Factors" on page 2 of this prospectus and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A (the "2009 Annual Report on Form 10-K"), which is incorporated by reference herein, for a discussion of certain significant risk factors associated with an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This date of this prospectus is [    •    ], 2010.

SUMMARY

        This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. Accordingly, you are encouraged to read carefully the entire prospectus, any documents filed as exhibits and the documents incorporated herein by reference.

The Company

        Tree.com, Inc. was incorporated in Delaware in April 2008. Its principal offices are located at 11115 Rushmore Drive, Charlotte, NC 28277. Its main telephone number is 704-541-5351.

        Tree.com, Inc. is the parent of LendingTree, LLC and is the indirect parent of several companies owned by LendingTree, LLC. LendingTree, LLC (formerly, LendingTree, Inc.) was incorporated in the state of Delaware in June 1996 and commenced nationwide operations in July 1998. LendingTree, Inc. was acquired by IAC/InterActiveCorp ("IAC") in 2003 and converted to a Delaware limited liability company (LendingTree, LLC) in December 2004. On August 20, 2008, Tree.com, Inc. (along with its subsidiary, LendingTree, LLC) was spun off from IAC into a separate publicly traded company. We refer to the separation transaction as the "spin-off."

        Through its various subsidiaries, Tree.com, Inc. is the owner of several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers' lives. Our family of brands includes: LendingTree.com®, GetSmart.com®, RealEstate.com®, DegreeTree.comSM, HealthTree.comSM, LendingTreeAutos.com, DoneRight.com, and InsuranceTree.comSM. Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals who will compete for their business.

        These businesses and brands are operated under the segments known as LendingTree Loans, the Exchanges and Real Estate. The LendingTree Loans segment originates, processes, approves and funds various residential real estate loans through Home Loan Center, Inc. ("HLC"), (d/b/a LendingTree Loans). The Exchanges segment consists of online lead generation networks and call centers (principally LendingTree.com, Tree.com, DegreeTree.com, LendingTreeAutos and GetSmart.com) that connect consumers and service providers principally in the lending, higher education and automobile marketplaces. The Real Estate segment consists of a proprietary full service real estate brokerage (RealEstate.com, REALTORS®) that operates in 20 U.S. markets, as well as an online lead generation network accessed at www.RealEstate.com, that connects consumers with third party real estate brokerages around the country.

The Offering

        This prospectus relates to up to 3,678,664 shares of common stock, par value $.01 per share, of Tree.com, Inc. issuable pursuant to the Second Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan (the "Stock and Annual Incentive Plan") and the Tree.com, Inc. Deferred Compensation Plan for Non-Employee Directors (the "Director Plan").

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain matters contained and incorporated by reference in this prospectus may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team.

        Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: our ability to operate effectively as a separate public entity following our spin-off from IAC in August 2008; additional costs associated with operating as an independent company; volatility in our stock price and trading volume; our ability to obtain financing on acceptable terms; limitations on our ability to enter into transactions due to spin-related restrictions; adverse conditions in the primary and secondary mortgage markets and in the economy; adverse conditions in our industries; adverse conditions in the credit markets; seasonality in our businesses; potential liabilities to secondary market purchasers; changes in our relationships with network lenders, real estate professionals, credit providers and secondary market purchasers; breaches of our network security or the misappropriation or misuse of personal consumer information; our failure to provide competitive service; our failure to maintain brand recognition; our ability to attract and retain customers in a cost-effective manner; our ability to develop new products and services and enhance existing ones; competition from our network lenders and affiliated real estate professionals; our failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of our network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of our systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect our intellectual property rights or allegations of infringement of intellectual property rights; changes in our management; and deficiencies in our disclosure controls and procedures and internal control over financial reporting. These and additional factors to be considered are set forth under "Risk Factors" in our 2009 Annual Report on Form 10-K, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

RISK FACTORS

        Before making any investment decision with respect to our common stock, you should carefully consider the risks, cautionary statements and other information contained in this prospectus and in our filings with the SEC that we incorporate herein by reference, including our 2009 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. The risks and uncertainties described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. If any of these known or unknown risks or uncertainties actually occurs with material adverse effects on our company, our business, financial condition, results of operation and/or liquidity could be seriously harmed. In that event, the market price for our common stock will likely decline, and you may lose all or part of your investment.

USE OF PROCEEDS

        Any proceeds received by us in connection with the issuance of the shares covered by this prospectus (for example, upon the exercise of stock options) will be used for general corporate purposes.

 PLAN OF DISTRIBUTION

        Shares offered hereby will be issued pursuant to the Stock and Annual Incentive Plan and the Director Plan.

DESCRIPTION OF THE STOCK AND ANNUAL INCENTIVE PLAN

        The Stock and Annual Incentive Plan permits the grant of options, stock appreciation rights ("SARs"), restricted stock, restricted stock units, other stock-based awards and bonus awards. Individuals eligible to receive awards and grants under the Stock and Annual Incentive Plan include our directors, officers, employees and consultants or the directors, officers, employees and consultants of any of our subsidiaries or affiliates as well as prospective employees and consultants who have agreed to serve us. The Stock and Annual Incentive Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974.

        A summary of the principal features of the Stock and Annual Incentive Plan is provided below but is qualified in its entirety by reference to the full text of the Stock and Annual Incentive Plan, which is included as Exhibit 10.30 to this prospectus.

Administration

        The Stock and Annual Incentive Plan is administered by the Compensation Committee or such other committee of our board of directors as it may from time to time designate. Among other things, the Compensation Committee selects individuals to whom awards may be granted, determines the type of award as well as the number of shares of common stock to be covered by each award, determines the terms and conditions of any such awards and interprets the terms and provisions of the Stock and Annual Incentive Plan and any stock award issued under the Stock and Annual Incentive Plan. Determinations of the Compensation Committee are final, binding and conclusive.

Eligibility

        In addition to individuals who hold outstanding adjusted awards, persons who serve or agree to serve as our officers, employees, non-employee directors or consultants or as officers, employees, non-employee directors or consultants of our subsidiaries and affiliates are eligible to be granted awards under the Stock and Annual Incentive Plan.

Shares Subject to the Plan

        The Stock and Annual Incentive Plan authorizes the issuance of up to 2,750,000 shares of common stock pursuant to new awards under the plan, plus shares to be granted pursuant to the assumption of outstanding adjusted awards, and no single participant may be granted awards covering in excess of 1,833,333 shares of common stock over the life of the Stock and Annual Incentive Plan.

        The shares of common stock subject to grant under the Stock and Annual Incentive Plan are to be made available from authorized but unissued shares or from treasury shares, as determined from time to time by the board of directors. Other than adjusted awards, to the extent that any stock award is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of common stock subject to such awards not delivered as a result thereof will again be available for use under the Stock and Annual Incentive Plan. The Stock and Annual Incentive Plan provides that any shares subject to any such award that terminates, expires, or lapses will not count against the maximum number of shares that may be subject to awards granted to any individual participant. However, any shares subject to any such awards that are settled for cash will continue to count against the maximum number of shares that may be subject to awards granted to any individual participant. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares of common stock (by either actual delivery or by attestation), only the number of shares of common stock issued net of the shares of common stock delivered or attested to will be deemed delivered for purposes of the limits in the plan. To the extent any shares of common stock subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to such award, such shares of common stock will not generally be deemed to have been delivered for purposes of the limits set forth in the plan.

        The Stock and Annual Incentive Plan provides that, in the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disaffiliation or other similar event, the Compensation Committee or the board of directors may make such substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan, (2) the various maximum limitations set forth in the plan, (3) the number and kind of shares or other securities subject to outstanding awards and (4) the exercise price of outstanding options and stock appreciation rights. In the event of stock dividend, stock split, reverse stock split, separation, spin-off, reorganization, extraordinary dividend of cash or other property, share combination, recapitalization or other similar event affecting our capital structure, the Stock and Annual Incentive Plan provides the Compensation Committee or the board of directors shall make such substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan, (2) the various maximum limitations set forth in the plan, (3) the number and kind of shares or other securities subject to outstanding awards and (4) the exercise price of outstanding options and stock appreciation rights.

        As indicated above, several types of stock grants can be made under the Stock and Annual Incentive Plan. A summary of these types of grants is set forth below. The Stock and Annual Incentive Plan governs options and restricted stock units that converted from IAC options and IAC restricted stock units in connection with the spin-off as well as other award grants made following the spin-off pursuant to the plan. Notwithstanding the foregoing, the terms that govern IAC options and IAC restricted stock units that converted into our options and restricted stock units in connection with the spin-off govern such options and restricted stock units to the extent inconsistent with the terms described below.

        Stock Options and Stock Appreciation Rights.    Stock options granted under the Stock and Annual Incentive Plan may either be incentive stock options ("ISO") or nonqualified stock options. Stock appreciation rights granted under the plan may either be granted alone or in tandem with a stock option. The exercise price of options and stock appreciation rights cannot be less than 100% of the fair market value of the stock underlying the options or stock appreciation rights on the date of grant. Optionees may pay the exercise price in cash or, if approved by the Compensation Committee, in common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by "cashless exercise" through a broker or by withholding shares otherwise receivable on exercise. The term of options and stock appreciation rights is determined by the Compensation Committee, but an ISO may not have a term longer than ten years from the date of grant. The Compensation Committee determines the vesting and exercise schedule of options and stock appreciation rights, and the extent to which they will be exercisable after the award holder's employment terminates. Generally, unvested options and stock appreciation rights terminate upon the termination of employment, and vested options and stock appreciation rights will remain exercisable for one year after the award holder's death, disability or retirement, and 90 days after the award holder's termination for any other reason. Vested options and stock appreciation rights also terminate upon the optionee's termination for cause (as defined in the plan). Stock options and stock appreciation rights are transferable only by will or by the laws of descent and distribution or, in the case of nonqualified stock options or stock appreciation rights, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the

Compensation Committee including, if so permitted, pursuant to a transfer to the participant's family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

        Restricted Stock.    Restricted stock may be granted with such restriction periods as the Compensation Committee may designate. The Compensation Committee may provide at the time of grant that the vesting of restricted stock is contingent upon the achievement of applicable performance goals and/or continued service. In the case of performance-based awards that are intended to qualify under Section 162(m)(4) of the Code, such goals will be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total shareholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing-spending efficiency, core non-interest income, change in working capital, return on capital and/or stock price, with respect to the Company or any subsidiary, division or department of the Company. Such performance goals also may be based upon the attaining of specified levels of the Company, subsidiary, affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries. Performance goals based on the foregoing factors are hereinafter referred to as "Performance Goals." The terms and conditions of restricted stock awards (including any applicable Performance Goals) need not be the same with respect to each participant. During the restriction period, the Compensation Committee may require that the stock certificates evidencing restricted shares be held by us. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, and is forfeited upon termination of employment, unless otherwise provided by the Compensation Committee. Other than such restrictions on transfer and any other restrictions the Compensation Committee may impose, the participant has all the rights of a stockholder with respect to the restricted stock award, including the right to vote the shares and receive cash dividends unless otherwise provided in such participant's award agreement.

        Restricted Stock Units.    The Compensation Committee may grant restricted stock units payable in cash or shares of common stock, conditioned upon continued service and/or the attainment of Performance Goals determined by the Compensation Committee. The terms and conditions of restricted stock unit awards (including any Performance Goals) need not be the same with respect to each participant. The Compensation Committee will determine whether, to what extent and on what terms and conditions each participant receiving restricted stock units will be entitled to receive current or deferred payments of cash, common stock or other property corresponding to dividends payable on our common stock. Holders of restricted stock units are not entitled to any voting rights with respect to such restricted stock units themselves.

        Other Stock-Based Awards.    Other awards of common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, common stock, including (without limitation), unrestricted stock, dividend equivalents and convertible debentures, may be granted under the Stock and Annual Incentive Plan.

        Bonus Awards.    Bonus awards granted to our eligible employees and the eligible employees of our subsidiaries and affiliates under the Stock and Annual Incentive Plan are based upon the attainment of the Performance Goals established by the Compensation Committee for the plan year or such shorter performance period as may be established by the Compensation Committee. Bonus amounts earned by any individual will be limited to $10 million for any plan year, pro rated (if so determined by the Compensation Committee) for any shorter performance period. Bonus amounts are paid in cash or, in our discretion, in common stock, as soon as practicable following the end of the plan year. The

Compensation Committee may reduce or eliminate a participant's bonus award in any year notwithstanding the achievement of Performance Goals.

No Repricing

        In no event may any option or stock appreciation right granted under the Stock and Annual Incentive Plan be amended, other than in event of certain extraordinary corporate transactions or other transactions affecting our capital structure, to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new option or stock appreciation right with a lower exercise price or otherwise be subject to any action that would be treated, for accounting purposes, as a "repricing" of such option or stock appreciation right, unless such amendment, cancellation, or action is approved by our stockholders.

Change in Control

        In the event of a Change of Control (as defined in the Stock and Annual Incentive Plan), the Compensation Committee has the discretion to determine the treatment of awards granted under the Stock and Annual Incentive Plan, including providing for the acceleration of such awards upon the occurrence of the Change of Control and/or upon a qualifying termination of employment (e.g., without cause or for good reason) following the Change of Control. However, with respect to outstanding adjusted awards, subject to the terms of the Stock and Annual Incentive Plan and unless otherwise provided in the applicable award agreement, such awards will fully vest or all restrictions on such awards shall terminate upon the Termination of Employment (as defined in the Stock and Annual Incentive Plan) of the holder of such adjusted awards for any reason other than for Cause or Disability or by the holder for Good Reason (all as defined in the Stock and Annual Incentive Plan) during the two-year period following a Change of Control (as defined in the Stock and Annual Incentive Plan).

Withholding for Payment of Taxes

        The Stock and Annual Incentive Plan provides for the withholding and payment by a participant of any taxes required by applicable law. Subject to our approval and to the terms of the Stock and Annual Incentive Plan, a participant may settle such a withholding obligation with our common stock, including common stock that is a part of the award giving rise to the withholding obligation. We have the right to deduct any such taxes from any payment otherwise due to a participant.

Amendment and Discontinuance

        The Stock and Annual Incentive Plan may be amended, altered or discontinued by the board of directors, but no amendment, alteration or discontinuance may impair the rights of an optionee under an option or a recipient of a stock appreciation right, restricted stock award, restricted stock unit award or bonus award previously granted without the optionee's or recipient's consent. Amendments to the Stock and Annual Incentive Plan require stockholder approval to the extent such approval is required by law or agreement.

Federal Income Tax Consequences

        The following discussion is intended only as a brief summary of the federal income tax rules that are generally relevant to the stock awards. The laws governing the tax aspects of these awards are highly technical and such laws are subject to change.

        Nonqualified Options.    Upon the grant of a nonqualified option, the optionee will not recognize any taxable income and the Company will not be entitled to a deduction. Upon the exercise of such an option or related stock appreciation right, the excess of the fair market value of the shares acquired on the exercise of the option or stock appreciation right over the exercise price or the cash paid under a stock appreciation right (the "spread") will constitute compensation taxable to the optionee as ordinary income. We, in computing our U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee.

        ISOs.    An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and, thereby, may subject the optionee to the alternative minimum tax. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay such tax.

        Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO, after the later of (i) two years from the date of grant of the ISO or (ii) one year after the transfer of the shares to the optionee (the "ISO Holding Period"), the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. We are not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO Holding Period is satisfied. Different rules apply if the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO Holding Period.

        Restricted Stock.    A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (A) freely transferable or (B) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

        A participant may elect to recognize income at the time of grant of restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award. We receive a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely election to accelerate recognition of income).

        Other Awards.    In the case of an exercise of a stock appreciation right or an award of restricted stock units, a performance share bonus or other stock awards, the participant would generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, we would receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.

        Section 409A.    Section 409A of the Internal Revenue Code provides special tax rules applicable to programs that provide for a deferral of compensation. Failure to comply with those requirements will result in accelerated recognition of income for tax purposes along with an additional 20% penalty tax. While certain awards under the Stock and Annual Incentive Plan could be subject to Section 409A, the Plan has been drafted to comply with the requirements of Section 409A.

        Section 162(m).    Pursuant to Section 162(m) of the Code, we may not deduct compensation of more than $1 million that is paid to certain "covered employees" (i.e., any individual who, on the last day of the taxable year, is either our principal executive officer or an employee whose total compensation for the tax year is required to be reported to stockholders because he or she is among the three highest compensated officers for the tax year, other than the principal executive officer or principal financial officer). The limitation on deductions does not apply, however, to qualified "performance-based compensation." Certain awards under the Stock and Annual Incentive Plan, including options, stock appreciation rights and annual cash bonus awards, may constitute qualified performance-based compensation and, as such, would be exempt from the $1 million limitation on deductible compensation.

        Under the Stock and Annual Incentive Plan, any performance goals applicable to awards intended to qualify as "performance-based compensation" under Section 162(m) will be based on one or more of the Performance Goals. Any such performance goals must be objective and approved by the Compensation Committee in a manner consistent with Section 162(m). The foregoing criteria may relate to us, one or more of our subsidiaries, or one or more of our divisions or units, or a combination of the foregoing, and may be applied on an absolute basis or be relative to one or more peer group company or indices, all as the Compensation Committee shall determine.

Termination of the Stock and Annual Incentive Plan

        The Stock and Annual Incentive Plan will terminate on August 20, 2018 unless earlier terminated by the Board of directors. Termination cannot, however, materially impair the rights of the holder of an award outstanding at the time of the termination in the absence of the holder's consent.

DESCRIPTION OF THE DIRECTOR PLAN

        The Company maintains the Director Plan, and a summary of the principal features of the Director Plan is provided below but is qualified in its entirety by reference to the full text of the Director Plan, which is included as Exhibit 10.17 to this prospectus. Each non-employee director is eligible under the Director Plan to defer payment of all or a portion of the cash fees he or she may receive in connection with service on the Company's board of directors. These fees include fees for service as a director of the Company or as a member of one or more of the committees of the Company's board, and meeting attendance fees. Deferral elections may be made or discontinued in accordance with procedures specified under the terms of the Director Plan. An eligible director's deferral election automatically terminates when the director ceases to be a director.

        The fees that an eligible director elects to defer are credited to an account for the director under the Director Plan. Fees credited to a director's account may be allocated, at the eligible director's election, to a "cash fund" or to "share units". Deferred fees allocated to the cash fund are credited with deemed interest at an annual rate equal to the weighted average prime or base lending rate of JPMorgan Chase Bank. Deferred fees allocated to the purchase of share units are converted on the date they are deferred to a number of share units equal to the number of shares of Company common stock that theoretically could have been purchased on that date with the amount of deferred fees, calculated based on the closing price of Company common stock on that date (or, if that date is not a trading day, on the next preceding trading day). On each day on which dividends are paid on Company common stock, an eligible director with share units under the Director Plan is credited with the additional number of share units that theoretically could have been purchased with the amount of dividends payable on a number of shares of Company common stock equal to the number of share units credited to the eligible director's account under the Director Plan.

        Amounts credited to a participating director's account are payable when the director ceases to be a member of the board. Payment is made in either a lump sum or in a series of up to five (5) annual installments, as elected by the director at the time he or she submitted a deferral election. Amounts in the director's account that are credited to the cash fund are paid in cash. The share units credited to a director's account are paid in shares of Company common stock equal in number to the director's whole number of share units.

        A total of 100,000 shares of Company common stock have been reserved for issuance under the Director Plan. The Director Plan may be amended, modified or terminated by the Board at any time, except that no such amendment, modification or termination may adversely affect the rights of any participating director without that director's consent. The Director Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974.

DESCRIPTION OF CAPITAL STOCK

General

        The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our Amended and Restated Certificate of Incorporation or our Amended and Restated By-laws. The summary is qualified by reference to these documents, which you must read for complete information on our capital stock. Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are included as exhibits to this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1, of which this prospectus is a part.

Common Stock

        Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and the preferred stock described below.

        Shares Outstanding.    As of [    •    ], 2010, there were [    •    ] shares of our common stock outstanding.

        Dividends.    Subject to prior dividend rights of the holders of any preferred shares, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose.

        Voting Rights.    Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of common stock do not have cumulative voting rights. In other words, a holder of a single share of our common stock cannot cast more than one vote for each position to be filled on our board of directors.

        Other Rights.    In the event of our liquidation, dissolution or winding up, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. Shares of common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of common stock are not currently entitled to preemptive rights.

        Fully Paid.    The issued and outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Preferred Stock

        We are authorized to issue up to 5,000,000 shares of preferred stock, par value $.01 per share. Our board of directors, without further action by the holders of our common stock, may issue shares of preferred stock. The board of directors is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

        The authority possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and the board of directors does not have a present intention to issue any shares of preferred stock.

Restrictions on Payment of Dividends

        We are incorporated in Delaware and governed by Delaware law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.

Section 203 of the Delaware General Corporation Law

        Section 203 ("Section 203") of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder." Generally, an "interested stockholder" for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting power of a Delaware corporation. This provision, if applicable, prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors before the stockholder became an interested stockholder, (2) the interested stockholder acquired at least 85% of the voting power (as calculated pursuant to Section 203) of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of two-thirds of the outstanding voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply in certain circumstances, including if the corporation's certificate of incorporation contains a provision expressly electing not to be governed by Section 203. If such a provision is adopted by an amendment to the corporation's certificate of incorporation, the amendment will be effective immediately if, among other requirements, the corporation has never had a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. If this and other requirements are not satisfied, the amendment will not be effective until 12 months after its adoption and will not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption.

        In accordance with Section 203, the restrictions on certain business combinations in Section 203 do not apply in respect of the Company.

Anti-takeover Effects of our Certificate of Incorporation and By-laws and Delaware Law

        Some provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and certain provisions of Delaware law could make the following more difficult:

  •
  acquisition of the Company by means of a tender offer;

  •
  acquisition of the Company by means of a proxy contest or otherwise; or

  •
  removal of our incumbent officers and directors.

  Size of Board and Vacancies

        Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide that the number of directors on the Company's board of directors will be fixed exclusively by the board of directors. Newly created directorships resulting from any increase in the authorized number of directors will be filled by a majority of the directors then in office, provided that a majority of the entire board of directors, or a quorum, is present and any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of the remaining directors in office, even if less than a quorum is present.

  Elimination of Stockholder Action by Written Consent

        Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws expressly eliminate the right of stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

  Stockholder Meetings

        Under our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, stockholders are not entitled to call special meetings of stockholders. Only a majority of our board of directors or specified individuals may call such meetings.

  Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our Amended and Restated By-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In particular, stockholders must notify the corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our Amended and Restated By-laws. To be timely, the notice must be received at our principal executive office not later than 60 or more than 90 days prior to the first anniversary of the date for the preceding year's annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, notice by the stockholder, to be timely, must be delivered no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Moreover, in the event that the number of directors to be elected to the board of directors is increased and we make no public announcement naming all of the nominees for director or specifying the size of the increased board of directors at least 55 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders, the stockholder's notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the corporate secretary at our principal executive offices not later than the close of business on the 10th day following the day on which we first made such public announcement.

  Undesignated Preferred Stock

        The authorization in our Amended and Restated Certificate of Incorporation with respect to the issuance of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. The provision in our Amended and Restated Certificate of Incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

 LEGAL MATTERS

        At the Registrant's 2009 Annual Stockholder Meeting held on April 28, 2009, the stockholders approved the Second Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan (the "Stock and Annual Incentive Plan") as a result of which the maximum number of shares that may be issued pursuant to new awards under the Stock and Annual Incentive Plan was increased by 550,000 (the "Plan Increase Shares") to 2,750,000. The validity of the issuance of the shares of common stock covered by this prospectus other than the Plan Increase Shares was passed upon for us by the General Counsel of IAC/InterActiveCorp. The validity of the issuance of the Plan Increase Shares was passed upon for us by K&L Gates LLP.

EXPERTS

        The consolidated financial statements, and the related financial statement schedule for the year ended December 31, 2009, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K/A for the year ended December 31, 2009, and the effectiveness of Tree.com, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Tree.com, Inc. at December 31, 2008 and for each of the two years in the period ended December 31, 2008 incorporated in this prospectus by reference to our 2009 Annual Report on Form 10-K have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 with the SEC with respect to the shares of our common stock being registered hereunder. This prospectus, which is a part of such registration statement, does not include all of the information that you can find in such registration statement or the exhibits to such registration statement. You should refer to the registration statement, including its exhibits and schedules, for further information about us and our common stock. Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and, if the contract or document is filed as an exhibit to a registration statement, are qualified in all respects by reference to the relevant exhibit.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. This registration statement and these other reports, statements and information are available to the public over the Internet on the SEC's website at www.sec.gov. You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered a part of this prospectus, except for any information that is superseded by information included directly in this prospectus and any prospectus supplement. We incorporate by reference the documents listed below that we previously filed with the SEC:

  •
  Our Annual Report on Form 10-K (as amended) for the fiscal year ended December 31, 2009 filed with the SEC on March 8, 2010;

  •
  Our definitive proxy statement on Schedule 14A, as filed with the SEC on March 19, 2010;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, as filed with the SEC on May 12, 2010; and

  •
  Our Current Reports on Form 8-K filed with the SEC on January 11, 2010, January 15, 2010, February 5, 2010, February 19, 2010 and April 30, 2010 (other than the portions of those documents furnished but deemed not to have been filed).

        Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. You can access these documents on our website at http://investor-relations.tree.com or you may request a copy of these filings at no cost by writing or telephoning our corporate secretary at the following address:

  Tree.com, Inc.
  11115 Rushmore Drive
  Charlotte, NC 28277
  Attention: Corporate Secretary
  704-541-5351

        Except as otherwise specifically incorporated by reference into this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This offering is only being made in jurisdictions where such offers and sales of our common stock are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale or issuance of common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following is a statement of the expenses previously incurred and to be incurred by the Registrant in connection with the distribution of the securities registered under this registration statement. Such fees and expenses represent both those incurred in connection with the original Registration Statement on Form S-1 declared effective by the SEC on August 8, 2008, Post-Effective Amendment No. 1 declared effective by the SEC on September 9, 2008, Post-Effective Amendment No. 2 declared effective by the SEC on May 18, 2009 and this Post-Effective Amendment No. 3.

Item	Amount*
SEC Registration Fee	$9.61
Printing Fees and Expenses	100,000
NASDAQ Listing Fee	100,000
Legal Fees and Expenses	270,000
Accounting Fees and Expenses	40,000
Miscellaneous	—

Total	$510,009.61

*
All fees are estimates except SEC registration fee and NASDAQ listing fee.

Item 14.    Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a "derivative action"), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

        Our Amended and Restated Certificate of Incorporation provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

  •
  any breach of the director's duty of loyalty to the Company or its stockholders;

  •
  any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

  •
  any transaction from which the director derived an improper personal benefit.

        Our Amended and Restated By-laws provide that, to the fullest extent authorized by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a director or officer of the Company, or by reason of the fact such person, or a person of whom he or she is the legal representative is or was serving, at the Company's request, as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company. To the extent authorized by the DGCL, the Company will indemnify such persons against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such persons in connection with such service. Any amendment of these provisions will not reduce the indemnification obligations of the Company relating to actions taken before such amendment.

        We maintain a directors' and officers' liability insurance policy insuring our directors and officers against certain liabilities and expenses incurred by them in their capacities as such and insuring us, under certain circumstances, in the event that indemnification payments are made by us to such directors and officers.

Item 15.    Recent Sales of Unregistered Securities

        On February 8, 2009 we entered into a stock purchase agreement with Douglas R. Lebda, our Chairman and Chief Executive Officer, pursuant to which we agreed to sell 935,000 shares of common stock to Mr. Lebda at a purchase price of $3.91 per share for an aggregate purchase price of $3,655,850. The purchase price represents the closing market price of the common stock on the day prior to the execution of the stock purchase agreement. The purchase and sale of the 935,000 shares of common stock was effected in two equal installments on February 10, 2009 and April 9, 2009. The shares were initially subject to certain vesting provisions that entitled the Company to repurchase Mr. Lebda's unvested shares in certain circumstances. However, the Company relinquished these rights on February 25, 2010. The issuance of the common stock to Mr. Lebda was made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 16.    Exhibits and Financial Statement Schedules

        The exhibits listed in the accompanying Index to Exhibits are filed or incorporated by reference as a part of this Registration Statement.

Item 17.    Undertakings

        The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C under the Securities Act of 1933, each prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A under the Securities Act of 1933, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 13, 2010.

TREE.COM, INC.
By:	/s/ DOUGLAS LEBDA Douglas Lebda Chairman and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Christopher Hayek and Debra Ashley and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

        Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated, in each case on May 13, 2010:

Signature	Title

/s/ DOUGLAS LEBDA Douglas Lebda	Chairman, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MATTHEW PACKEY Matthew Packey	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Peter Horan	Director
/s/ W. MAC LACKEY W. Mac Lackey	Director

Signature	Title

/s/ JOSEPH LEVIN Joseph Levin	Director
/s/ PATRICK MCCRORY Patrick McCrory	Director
/s/ LANCE MELBER Lance Melber	Director
/s/ STEVE OZONIAN Steve Ozonian	Director

INDEX TO EXHIBITS

Exhibit Number	Description	Location
2.1	Form of Separation and Distribution Agreement by and among HSN, Inc., Interval Leisure Group, Inc., Ticketmaster, Tree.com, Inc. and IAC/InterActiveCorp	Exhibit 2.1 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
3.1	Amended and Restated Certificate of Incorporation of Tree.com, Inc.	Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
3.2	Amended and Restated By-laws of Tree.com, Inc.	Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
5.1	Opinion of General Counsel of IAC/InterActiveCorp regarding legality of securities being issued	Exhibit 5.1 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
5.2	Opinion of K&L Gates LLP regarding legality of securities being issued	Exhibit 5.2 to Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed May 6, 2009.
10.1	Tax Sharing Agreement, dated as of August 20, 2008, by and among IAC/InterActiveCorp, HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc.	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
10.2	Employee Matters Agreement, dated as of August 20, 2008, by and among IAC/InterActiveCorp, HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc.	Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
10.3	Transition Services Agreement, dated as of August 20, 2008, by and among IAC/InterActiveCorp, HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc.	Exhibit 10.4 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
10.4	Registration Rights Agreement, dated as of August 20, 2008, among Tree.com, Inc., Liberty Media Corporation and Liberty USA Holdings, LLC	Exhibit 10.5 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
10.5	Spinco Assignment and Assumption Agreement, dated as of August 20, 2008, among IAC/InterActiveCorp, Tree.com, Inc., Liberty Media Corporation and Liberty USA Holdings, LLC	Exhibit 10.6 to the Registrant's Current Report on Form 8-K filed August 25, 2008.
10.6	Employment Agreement between Robert L. Harris and LendingTree, LLC, dated as of June 30, 2008	Exhibit 10.5 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.7	Employment Agreement between Bret A. Violette and IAC/InterActiveCorp, dated as of April 11, 2007	Exhibit 10.7 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.

Exhibit Number	Description	Location
10.8	Amended Employment and Release Agreement entered into as of February 2, 2009, by and between Bret Violette and Tree.com, Inc.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed February 5, 2009.
10.9
Amended and Restated Restricted Share Grant and Shareholders' Agreement, dated as of July 7, 2003, by and among Forest Merger Corp., LendingTree, Inc., InterActiveCorp and the Grantees named therein, as amended
Exhibit 10.8 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008 (filed as Exhibit 99.4 to Amendment No. 1 to IAC/InterActiveCorp's Registration Statement on Form S-4 (SEC File No. 333-105876) filed on July 10, 2003 and incorporated herein by reference).
10.10	Correspondent Loan Purchase Agreement, dated as of April 26, 2004, between CitiMortgage, Inc. and Home Loan Center, Inc.	Exhibit 10.9 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.11	Loan Purchase Agreement, dated as of April 16, 2002, between Countrywide Home Loans, Inc. and Home Loan Center, Inc.	Exhibit 10.10 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.12
	Warehousing Credit Agreement, dated as of November 26, 2007, by and among Home Loan Center, Inc. d/b/a LendingTree Loans, National City Bank and National City Bank in its capacity as Agent for the Banks (as defined therein)	Exhibit 10.12 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.13
	Second Amendment to Warehousing Credit Agreement, made and entered into as of the 12th day of December, 2008, and to be effective as of the 30th day of December, 2008, by and among Home Loan Center, Inc. d/b/a LendingTree Loans, National City Bank and National City Bank in its capacity as Agent for the Banks (as defined therein).	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed December 17, 2008.
10.14	Master Repurchase Agreement, dated as of January 25, 2008, by and among Countrywide Bank, FSB and Home Loan Center, Inc. (the "Master Repurchase Agreement")	Exhibit 10.13 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.15	Notice, dated June 25, 2008, issued by Countrywide Warehouse Lending, regarding certain amendments to the Master Repurchase Agreement	Exhibit 10.14 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.16	Amendment to Master Repurchase Agreement No. 1 made and entered into as of February 23, 2009 by and between the Warehouse Lending Division of Countrywide Bank, FSB and Home Loan Center, Inc.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed February 27, 2009.
10.17	Deferred Compensation Plan for Non-Employee Directors	Exhibit 10.15 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.

Exhibit Number	Description	Location
10.18	Employment Agreement between Matt Packey and LendingTree, LLC, dated as of August 3, 2008	Exhibit 10.16 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.19	Employment Agreement between Douglas R. Lebda and IAC/InterActiveCorp, dated as of January 7, 2008	Exhibit 10.6 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
10.20	Amendment No. 1 to Employment Agreement between Douglas R. Lebda and IAC/InterActiveCorp, dated as of August 15, 2008	Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed August 20, 2008.
10.21
	Restricted Share Grant and Stockholder's Agreement, dated as of August 15, 2008, by and among IAC/InterActiveCorp, LendingTree Holdings Corp. and Douglas R. Lebda, together with Exhibit A thereto, Amended and Restated Certificate of Incorporation of LendingTree Holdings Corp.	Exhibits 99.2 and 99.3 to the Registrant's Current Report on Form 8-K filed August 20, 2008.
10.22	Stock Purchase Agreement, dated February 8, 2009, between Tree.com, Inc. and Douglas R. Lebda	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed February 11, 2009.
10.23	Amendment No. 2 to the Employment Agreement between Douglas Lebda and Tree.com, Inc.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed March 27, 2009.
10.24	Amendment No. 1 to the Employment Agreement between Robert Harris and Tree.com, Inc.	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed March 27, 2009.
10.25	Amendment No. 1 to the Employment Agreement between Matthew Packey and Tree.com, Inc.	Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed March 27, 2009.
10.26	Form of Notice of Restricted Stock Unit Award	Exhibit 10.11 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.
10.27	Form of Restricted Stock Award Agreement	Exhibit 10.12 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.
10.28	Form of Notice of Stock Option Award	Exhibit 10.13 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.
10.29	Option Cancellation Agreement, dated April 28, 2009, between Douglas R. Lebda and Tree.com, Inc.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed May 1, 2009.
10.30	Second Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed May 1, 2009.

Exhibit Number	Description	Location
10.31	Master Repurchase Agreement, dated as of May 1, 2009, by and among Bank of America, N.A. and Home Loan Center, Inc. (the "Master Repurchase Agreement")	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed May 6, 2009.
10.32	Transaction Terms Letter for Master Repurchase Agreement, dated May 1, 2009, by and among Bank of America, N.A. and Home Loan Center, Inc.	Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed May 6, 2009.
10.33	Early Purchase Program Addendum to Loan Purchase Agreement, dated May 1, 2009, by and among Bank of America, N.A. and Home Loan Center, Inc.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed May 6, 2009.
10.34	Transactions Terms Letter for Master Repurchase Agreement, made and entered into as of May 1, 2009, by and between Bank of America, N.A. and Home Loan Center, Inc.	Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed May 6, 2009.
10.35	Master Repurchase Agreement dated as of October 30, 2009, by and between Home Loan Center, Inc. and JPMorgan Chase Bank, N.A.	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed October 30, 2009.
10.36	Side Letter dated October 30, 2009 regarding the Master Repurchase Agreement between JPMorgan Chase Bank, and Home Loan Center, Inc.	Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed October 30, 2009.
10.37
	Third Amendment to Warehousing Credit Agreement, made and entered into as of the December 18, 2009, and to be effective as of December 29, 2009, by and among Home Loan Center, Inc. d/b/a LendingTree Loans, PNC Bank, National Association, successor to National City Bank, in its capacity as Agent for the Banks (as defined therein).	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed December 23, 2009.
10.38
	Fourth Amendment to Warehousing Credit Agreement, made and entered into as of February 15, 2010 by and among Home Loan Center, Inc. d/b/a Lending Tree Loans, PNC Bank, National Association (successor to National City Bank) and PNC Bank, National Association (successor to National City Bank), in its capacity as Agent for the Banks (as defined therein).	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed February 19, 2010.
10.39	Amendment No. 1 to Stock Purchase Agreement between Tree.com, Inc. and Douglas R. Lebda, dated May 10, 2010	Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.
10.40	Amendment No. 3 to the Employment Agreement between Douglas R. Lebda and Tree.com, Inc., dated May 10, 2010	Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Exhibit Number	Description	Location
10.41	Employment Agreement by and between David Norris and LendingTree, LLC, dated June 30, 2008.	Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.
10.42	Amendment to Employment Agreement between David Norris and Tree.com, Inc., dated December 3, 2009	Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.
10.43	Amendment No. 2 to Employment Agreement between David Norris and Tree.com, Inc., dated May 10, 2010	Exhibit 10.7 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.
10.44	Severance Agreement between Greg Hanson, RealEstate.com and Tree.com, dated April 22, 2009	Exhibit 10.8 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.
10.45	Change in Control Letter from Tree.com, Inc. to Greg Hanson, dated March 26, 2010	Exhibit 10.9 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.
10.46	Confidential Severance Agreement and Release by and between Robert L. Harris and Tree.com, Inc., dated March 2, 2010	Exhibit 10.10 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.
10.47	Amendment No. 1 to Transactions Terms Letter, made and entered into as of April 28, 2010 by and between Home Loan Center, Inc. d/b/a LendingTree Loans and Bank of America	Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed April 30, 2010.
10.48	Confidential Severance Agreement and Release by and between Matthew A. Packey and Tree.com, Inc., dated May 10, 2010	Filed herewith.
21.1	Subsidiaries of Tree.com, Inc.	Exhibit 21.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed March 2, 2010.
23.1	Consent of Deloitte & Touche LLP	Filed herewith.
23.2	Consent of Ernst & Young LLP	Filed herewith.
23.3	Consent of General Counsel of IAC/InterActiveCorp	Included in Exhibit 5.1 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed August 1, 2008.
23.4	Consent of K&L Gates LLP	Included in Exhibit 5.2 to Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (No. 333-152700), filed May 6, 2009.